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                                                                   EXHIBIT 10.13

                                LICENSE AGREEMENT

      This Agreement is made and entered into as of this 21st day of December, 1998 by and between the UNIVERSITY OF PITTSBURGH - OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION, a non-profit corporation, organized and existing under the laws of the Commonwealth of Pennsylvania, having its principal office at 4200 Fifth Avenue, Pittsburgh, PA 15260 ("University") and STENTOR, INC., having its principal office at 3733 Broderick Street, San Francisco, CA 94123 ("Licensee").

      WHEREAS, University is the owner of certain Patent Rights, defined herein, on an invention resulting from research in interactive data delivery by Dr. Paul Chang and colleagues at the University and has the right to grant licenses under said Patent Rights;

      WHEREAS, University desires to have the Patent Rights utilized in the public interest;

      WHEREAS, Licensee intends to enter into the development, production, manufacture, marketing and sale of products and/or the use of similar products to the Licensed Technology and Licensee intends to exploit the Patent Rights so that public utilization results therefrom; and

      WHEREAS, Licensee desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

      For purposes of this Agreement, the following words and phrases shall have the following meanings:

      1.1 "Affiliate" shall mean, any clinical or research entity, which is operated or managed as a facility by University or UPMC Health System, whether or not owned by University.

      1.2 "Licensee" shall mean Stentor, Inc. and all entities at least fifty percent (50%) owned or controlled by Stentor, Inc.

      1.3 "First Round Financing" shall mean a transaction or series of interrelated transactions (but only the first such transaction or series of transactions) in which Licensee issues its securities (other than securities payable on demand or redeemable or maturing in twelve months or less in anticipation of a more permanent financing) for a consideration which provides aggregate net proceeds to Licensee of at least [**].

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      1.4 "Licensed Technology" shall mean any product or part thereof or process which is:

            (a) covered in whole or in part by an issued, unexpired or pending claim contained in the Patent Rights;

            (b) manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights;

            (c) know-how, processes, procedures, methods, formulae, protocols, designs code, copyrights, trade secrets, trademarks, trade names or data, including any improvements, modifications, divisions, extensions, continuations or amendments thereto, related to the-Patent Rights created by Dr. Chang and/or his colleagues in the Department of Radiology Informatics.

      1.5 "Patent Rights" shall mean U.S. Provisional Patent Application No.60/091,697 "A Flexible Representation and Interactive Image Data Delivery Protocol" (Application); and

            (a) United States and foreign patents issued from any application that claims priority to the Application and from divisionals and continuations of the Application; and

            (b) of U.S. and foreign applications, and of the resulting patents, including reissues and reexaminations, for inventions described in Article 5 hereof.

      1.6 "Derivative Technology" shall mean the technology developed by Licensee, which includes or is derived in whole or in part, from the Licensed Technology, including, but not limited to, translations of Licensed Technology to other foreign or computer languages, adaptation of Licensed Technology to other hardware platforms, abridgements, condensations, revisions, and software incorporating all or any part of the Licensed Technology which may also include Licensee-created modifications, enhancements or other software.

                                   ARTICLE 2

                                     GRANT

      2.1 University hereby grants, to the extent it may lawfully do so, to Licensee the right and worldwide exclusive license to make, have made, use, sell, copy, modify and sublicense (as set forth below in Article 2.4) Licensed Technology and to practice under the Patent Rights to the end of the term for which the Patent Rights are granted, unless this Agreement is terminated sooner as provided herein. The license granted hereby is subject to the rights of the United States government, if any, as set forth in 35 USC Section 200, et seq.

      2.2 Licensee shall be entitled to establish all proprietary rights for itself in the intellectual property represented by the Derivative Technology.

      2.3 University reserves the royalty-free, nonexclusive right to practice under the Patent Rights and to use the Licensed Technology and Derivative Technology for its own noncommercial education and research purposes.

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      2.4 Licensee shall have the right, during the term of this Agreement and subject to Sections 2.5 and 2.6 below, to enter into sublicensing arrangements for the rights, privileges and licenses granted hereunder. Such sublicensing arrangements shall be further sublicensable, provided, however, that Licensee requires that all sublicensees shall provide that the obligations to University under Articles 2, 7, 8, 9, 10, 11 and 14 of this Agreement shall be binding upon the sublicensee as. if it were party to this Agreement.

      2.5 Licensee shall promptly provide copies of all sublicense agreements to University.

      2.6 Upon termination of this Agreement for any reason, the University shall allow any sublicensees of Licensee to continue to hold such sublicense provided that the sublicensee is not in breach of its sublicense agreement at the time of termination of this Agreement, and provided that, in the case of a sublicensee who also has obtained its rights directly from Licensee, the sublicensee assumes all obligations to the University required of Licensee under this Agreement.

      2.7 The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology not specifically described in Patent Rights or Licensed Technology except as provided in Article 2.2.

      2.8 The University represents and warrants that it is the owner of the entire right, title and interest in the Licensed Technology and any patents that issue under the Patent Rights and that it has not granted license rights thereunder to any other entity.

                                   ARTICLE 3

                                  DUE DILIGENCE

      3.1 Licensee shall use its best efforts to bring the Licensed Technology to market through a thorough, diligent program for exploitation of the Patent Rights and to continue active, diligent marketing efforts for the Licensed Technology throughout the pendency of this Agreement.

      3.2 In addition, Licensee shall adhere to each of the following milestones: .

            (a) Complete and deliver to University a business plan-(the form and content of which shall be reasonably acceptable to University) within three (3) months from the date of this Agreement.

            (b) Close on a First Round Financing within one (1) year from the date of this Agreement; and

            (c) Market a product utilizing Licensed Technology within two (2.) years from the date of this Agreement.

      3.3 Licensee's failure to perform in accordance with Article 3.1 or to fulfill on a timely basis any one of the milestones set forth in Article 3.2 hereof shall be grounds for

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University to terminate the exclusivity of Licensee's rights under this
Agreement upon ninety (90) days written notice to Licensee. If such failure is not cured within such ninety (90) days, all rights of Licensee hereunder shall become nonexclusive, and Licensee shall no longer have the right to sublicense under Article 2.4 above.

                                   ARTICLE 4

                             LICENSE CONSIDERATION

      4.1 In consideration of the rights, privileges and. license granted by University hereunder, Licensee shall provide to University the following consideration:

            (a) 50,000 shares of common stock of Licensee upon execution of this Agreement as set forth in the attached Stock Issuance Agreement (Exhibit A), and

            (b) 50,000 Stock options for 50,000 shares of common stock of Licensee as set forth in the attached Stock Option Agreement (Exhibit B).

      4.2 Licensee shall sell products and/or processes resulting from Licensed Technology to University and its Affiliates, upon request at such price(s) and on such terms and conditions as such products and/or processes are made available to [**] that is in a [**] to [**].

                                   ARTICLE 5

                             NEW LICENSED TECHNOLOGY

      5.1 University shall deliver to Licensee to add as Licensed Technology, future inventions, code, copyrights, know-how, processes, procedures, methods, formulae, protocols, designs, or data related to radiology informatics developed by Dr. Paul Chang and funded by UPMC Health System or by Licensee or by contributions of Dr. Chang in University's Department of Radiology Informatics for a period of four (4) years from the date of this agreement. ("Related New Technology"). Upon delivery and acceptance of such Related New Technology, University's stock options described in Article 4.1(b) shall vest on the schedule set forth in the Stock Option Agreement. It is the intent of the parties that any improvement, whatsoever, to the Licensed Technology shall constitute adequate Related New Technology hereunder. University's obligation under this Article 5 shall terminate upon the complete vesting of the stock options described in Article 4.1 (b).

                                   ARTICLE 6

                               PATENT PROSECUTION

      6.1 University has or shall apply for, seek prompt issuance of and maintain during the term of this Agreement, the Patent Rights in the United States and in such foreign countries as may be designated by Licensee in a written notice to University within a reasonable time in advance of the required foreign filing slates. Licensee shall have the opportunity to advise and cooperate with University in the prosecution, filing and maintenance of such patents. In addition,

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if University does not maintain or file such Patent Rights, Licensee may, at its own expense and upon prior written notice to University, file for such Patent Rights in the name of University and University agrees to assist Licensee in filing such applications.

      6.2 All fees and costs, including attorneys' fees, relating to the filing, prosecution and maintenance of the Patent Rights shall be the responsibility of Licensee, whether incurred prior to or after the date of this Agreement. Such fees and costs incurred by University prior to the date hereof will be payable by Licensee to University within ninety (90) business days after the execution of this Agreement by Licensee. Fees and costs incurred after the date of this Agreement shall be paid by Licensee within thirty (30) days after receipt of University's invoice therefor.

                                   ARTICLE 7

                              INFRINGEMENT ACTIONS

      7.1 Licensee shall inform University promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

      7.2 During the term of this Agreement, University shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights and, in furtherance of such right, Licensee hereby agrees that University may include Licensee as a party plaintiff in any such suit, without expense to Licensee. The total cost of any such infringement action commenced or defended solely by University shall be borne by University and University shall keep any recovery or damages for past infringement derived therefrom. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Licensee, which consent shall not be unreasonably withheld.

      7.3 If within three (3) months after having been notified of any alleged infringement, University shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if University shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and Licensee may, for such purposes, use the name of University as party plaintiff., provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. The total cost of any such infringement action commenced or defended solely by Licensee shall be borne by Licensee and Licensee shall keep any recovery or damages for past infringement derived therefrom. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of University, which consent shall not unreasonably be withheld. Licensee shall indemnify University against any order for costs that may be made against University in such proceedings.

      7.4 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, University, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense

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      7.5 In any infringement suit either party may institute to enforce the
Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

                                   ARTICLE 8

                INDEMNIFICATION/INSURANCE/LIMITATION OF LIABILITY

      8.1 Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold University, its trustees, officers,. employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Technology or arising from any obligation of Licensee hereunder.

      8.2 Licensee shall obtain and carry in full force and effect liability insurance which shall protect Licensee and University in regard to events covered by Article 8.1, above, as provided below:

                   COVERAGE                                                LIMITS
(a)  Workers' Compensation                                    Statutory

(b)  Employer's Liability                                     $100,000

(c)  Commercial General Liability, including but              $1,000,000 Combined Single
     not limited to, Products, Contractual, Fire,             Limits for Bodily Injury and
     Legal and Personal Injury                                Property Damage

(d)  Umbrella Liability                                       $3,000,000*

    * Upon the first disposition of Licensed Technology to any person or entity not employed by Licensee or University.

        The University of Pittsburgh is to be named as an additional insured with respect to insurance policies identified in Articles 8.2(c) and 8.2(d) above.

        Certificates of insurance evidencing the coverage required above shall be filed with the University's Office of Risk Management, 1817 Cathedral of Learning, Pittsburgh, PA 15260. Such certificates shall provide that the insurer will give the University not less than thirty (30) days advance notice of any material changes in or cancellation of coverage.

      8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, University MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT

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LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND
VALIDITY OF PATENT- RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY University THAT THE PRACTICE BY Licensee OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE Patent Rights OF ANY THIRD PARTY.

                                    ARTICLE 9

                                   ASSIGNMENT

      9.1 This Agreement is not assignable without the consent of the other party and any attempt to do so shall be null and void, provided that prior consent for assignment shall not be necessary in the event that Licensee is sold or merged in its entirety, provided that the assignee agrees to abide by the terms of this Agreement in its entirety, including without limitation the commercialization standards set forth in Article 3 and the terms of the Stock Option Agreement entered into on the date hereof between Licensee and University. Any consent for assignment of this Agreement shall not be unreasonably withheld.

                                   ARTICLE 10

                                   ARBITRATION

      10.1 Except as to issues relating to the validity, enforceability or final determination of infringement of any patent contained in the Patent Rights licensed hereunder, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement which have not been resolved in good faith negotiations between the parties, shall be resolved by a board of three (3) arbitrators in Pittsburgh, Pennsylvania, in accordance with the rules, then in effect, of the American Arbitration Association. The board shall be composed of one arbitrator selected by University, one selected by Licensee and one selected by Licensee and University. The decision of such panel shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

                                   ARTICLE 11

                                   TERMNATION

      11.1 University Shall have the right to terminate this Agreement if:

            (a) Licensee shall default in the performance of any of the obligations herein contained and such default has not been cured within forty five (45) days after receiving written notice thereof from University, unless such default is of such a nature that it cannot be cured within forty five (45) days, in which case, a commercially reasonable time; or

            (b) Licensee shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors.

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      11.2 Licensee may terminate this Agreement upon six (6) months' prior written notice to University and upon payment of all amounts due University through the effective date of the termination. Such termination shall not extinguish Licensee's obligation under the Stock Option Agreement accrued prior to the termination.

      11.3 Upon termination of this Agreement neither party shall be released from any obligation that matured prior to the effective date of such termination. Licensee and any sublicensee may, however, after the effective date of such termination, sell all products under the Licensed Technology for which orders for products have been received as of the date of termination.

                                   ARTICLE 12

                                     NOTICES

      12.1 Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified, first-class mail, postage prepaid, addressed to the address below or as either party shall designate by written notice to the other party.

           In the case of University:

                    Director
                    Office of Technology Management
                    University of Pittsburgh
                    200 GSCC, Thackeray and O'Hara St.
                    Pittsburgh, PA 15260

           In the case of Licensee:

                    Stentor, Inc.
                    3733 Broderick Street
                    San Francisco, CA 94123

                                   ARTICLE 13

                             AMENDMENT, MODIFICATION

      13.1 This Agreement may not be amended or modified except by the execution of a written instrument signed by the parties hereto.

                                   ARTICLE 14

                                  MISCELLANEOUS

      14.1 This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. The forum for any action relating to this Agreement shall be the Courts of Allegheny County, Pennsylvania, or, if in a federal proceeding, the United States District Court for the Western District of Pennsylvania.

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      14.2 The parties acknowledge that this Agreement, the Stock Issuance
Agreement and the Stock Option Agreement set forth the entire understanding and agreement of the parties hereto as to the subject matter hereof and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

      14.3 Nothing contained in this Agreement shall be construed as conferring upon either party any right to use-in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other (including any contraction, abbreviation, or simulation of any of the foregoing), without the express written approval of the other party. Neither party shall issue any press release or make any public statement in regard to this Agreement without the prior written approval of the other party.

      14.4 If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held, illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal, or unenforceable.

      14.5 Failure at any time to require .performance of any of the provisions herein shall not waive or diminish a party's right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

      14.6 University agrees to submit to Licensee any proposed publication or presentation regarding the subject matter specifically described in the U.S. and foreign applications for prior review at least sixty (60) days before its submittal for publication or its presentation. Licensee may, within thirty (30) days after receipt of such publication request that such publication be delayed not more than ninety (90) days in order to file for protection of intellectual property rights, as set forth in Article 14.7 below.

      14.7 Should Licensee desire to have information withheld from any proposed publication or presentation in order to file for protection of intellectual property rights, University agrees to grant a period not to exceed three (3) months from the date of the request for Licensee to permit such filings.

      14.8 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                   ARTICLE 15

                                 CONFIDENTIALITY

      15.1 University and Licensee each agree not to disclose or use, except as required by law or contemplated by-this Agreement, the following ("Confidential Information"): any marketing, business plan, servicing, financial or personnel matter relating to the other party, its present or future products, sales, suppliers, customers, employees, investors or business.

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      15.2 The parties hereto agree that the provisions of this Article 15 shall survive, whether or not the other provisions hereof remain in full force and effect, for a period of three (3) years after any termination of this Agreement.

      15.3 Confidential Information shall not include and neither party shall be obligated to hold in confidence or restrict the use of any information:

            (a) which is or becomes public knowledge without breach of this Agreement,

            (b) which is or becomes available without a confidentiality restriction and without breach of this Agreement from a source other than a party hereto,

            (c) which is produced in response to a court order or government action,

            (d) which is disclosed with the other party's prior written approval,

            (e) which is independently developed by the party receiving the Confidential Information from the other party, or

            (f) which is known by other means to the party receiving the Confidential Information.

Confidential Information at the time of disclosure of same, and in the case of
(e) and (f) above, can be established by documentary evidence.

      IN WITNESS WHEREOF, the parties have set their hands and seals as of the date set forth on the first page hereof.

STENTOR, INC.                                UNIVERSITY OF PITTSBURGH - OF THE
                                             COMMONWEALTH SYSTEM OF HIGHER
                                             EDUCATION

By: _______________________________          By: _______________________________
    [Signature of Authorized Agent]              [Signature of Authorized Agent]

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